Prudential Investments LLC

Gateway Center Three, 4th Floor
100 Mulberry Street
Newark, New Jersey 07102

November 1, 2010

The Board of Directors

Prudential Investment Portfolios, Inc. 10

Prudential Jennison Equity Income Fund

Gateway Center Three, 4th Floor
100 Mulberry Street
Newark, New Jersey 07102

Re:     Cap on Fund Expenses: Prudential Jennison Equity Income Fund (the Fund)
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To the Board of Directors:

Effective November 1, 2010, Prudential Investments LLC (PI), as Investment Manager of Prudential Jennison Equity Income Fund, has contractually agreed to reimburse expenses and/or waive fees through February 29, 2012 so that the operating expenses of the Fund, exclusive of taxes, interest, brokerage commissions, distribution fees and non-routine expenses, does not exceed 1.15%.

Prudential Investments LLC

By:     /s/ Scott E. Benjamin

Scott E. Benjamin

Executive Vice President